Exhibit 5.1

K&L GATES LLP 1 PARK PLAZA TWELFTH FLOOR IRVINE, CA 92614 T +1 949 253 0900 F +1 949 253 0902 klgates.com

May 9, 2019

Veritone, Inc.

575 Anton Blvd., Suite 100

Costa Mesa, California 92626

Ladies and Gentlemen:

We have acted as counsel to Veritone, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by the selling stockholders identified in the prospectus constituting a part of the Registration Statement of an aggregate of 424,192 shares (the “Milestone Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), that are or may become issuable to certain of the selling stockholders if certain milestones set forth in the transaction agreements pursuant to which the Company has agreed to issue such Milestone Shares (the “Milestone Agreements”) are satisfied. This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering the opinions expressed below, we have examined the Registration Statement, the Company’s Third Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, and the Milestone Agreements. We have also made such investigations of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have not verified any of these assumptions.

Further, we have assumed (i) the achievement of all applicable milestones set forth in the Milestone Agreements and (ii) the per share price used to calculate the number of Milestone Shares to be issued is $4.94, which represents a 20% discount to the average of the high and low trading prices of the Common Stock as reported on The Nasdaq Global Market on May 6, 2019.

The opinions expressed in this opinion letter are limited to the Delaware General Corporation Law (the “DGCL”). We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based upon and subject to the foregoing and in reliance thereon, we are of the opinion that the Milestone Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Milestone Agreements, will be validly issued, fully paid and nonassessable.

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We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP